EXHIBIT 99.1

Westamerica Bancorporation Declares Quarterly Dividend and Announces Stock Repurchase Plan

SAN RAFAEL, Calif., July 28, 2011 (GLOBE NEWSWIRE) -- The Board of Directors of Westamerica Bancorporation (Nasdaq:WABC) today declared a quarterly cash dividend of $0.36 per common share to shareholders of record at the close of business on August 8, 2011. The dividend is payable August 19, 2011.

Westamerica Bancorporation's Board of Directors also approved a plan to repurchase, as conditions warrant, up to two million shares of the Company's common stock on the open market or in privately negotiated transactions prior to September 1, 2012. The repurchase plan represents approximately 7 percent of the Company's common stock outstanding as of June 30, 2011.

"Westamerica's consistent dividend is provided from relatively high operating earnings," said Chairman, President, and CEO David Payne. "Renewal of the stock repurchase program provides flexibility in managing the Company's capital.  Westamerica's strong capital position, high level of profitability, and stable credit quality support this new program."

On July 19, 2011, Westamerica reported $21.3 million in net income for the second quarter 2011, or $0.74 diluted earnings per common share. Second quarter 2011 return on average shareholders' equity was 15.6 percent.

Westamerica Bancorporation, through its wholly owned subsidiary Westamerica Bank, operates commercial banking offices throughout Northern and Central California. At June 30, 2011, the Company's assets totaled $4.9 billion.

Westamerica Bancorporation Web Address: www.westamerica.com

The Westamerica Bancorporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3638

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements about the Company, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company's control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's most recent reports filed with the Securities and Exchange Commission, including the annual report for the year ended December 31, 2010 filed on Form 10-K and quarterly report for the quarter ended March 31, 2011 filed on Form 10-Q, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation including the Sarbanes-Oxley Act of 2002 and the Gramm-Leach-Bliley Act of 1999, and mergers and acquisitions.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.

CONTACT: Westamerica Bancorporation
         Robert A. Thorson - SVP & Chief Financial Officer
         707-863-6840